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                                                                    Exhibit 99.2
                                        [LOGO]

FOR MORE INFORMATION CONTACT:

ELISE P. CAFFREY                                            HEIDI A. FLANNERY
VICE PRESIDENT, INVESTOR RELATIONS                          INVESTORS RELATIONS
CLAREMONT TECHNOLOGY GROUP, INC.                            FI.COMM, LTD.
888-543-9010                                                503-844-8888

                FOR IMMEDIATE RELEASE...BUSINESS AND FINANCIAL EDITORS

                         CLAREMONT TECHNOLOGY GROUP ANNOUNCES
                         ADOPTION OF SHAREHOLDER RIGHTS PLAN

Beaverton, Oregon- February 9, 1998- Claremont Technology Group, Inc. (Nasdaq:
CLMT), announced today that its Board of Directors has adopted a Shareholder Rights Plan designed to ensure fair and equal treatment for all shareholders in connection with any take-over bid. The Shareholder Rights Plan will provide shareholders with more time to fully consider any unsolicited offer and will allow the Board of Directors to pursue other alternatives, if appropriate, to maximize shareholder value.

Jerry Stone, Chairman of Claremont, said, "With the adoption of this Rights Plan, we have taken what we believe is a prudent, proactive step to protect the welfare of our shareholders and employees in the event that an unsolicited attempt is made to acquire the Company for less than its full value. The Rights Plan does not prevent an acquisition of the Company, but it is designed to protect shareholders from abusive attempts to acquire control of the Company at a price which would deny shareholders the full value of their investment. Although we are not now the target of such an action, the Rights Plan helps ensure that the Board will have at its disposal the means to negotiate more effectively with a potential acquirer in the event that such an action is attempted in the future."

Under the terms of the Claremont Rights Plan, each shareholder of record at the close of business on February 20, 1998 will receive rights to purchase shares of a new series of Claremont Preferred Stock. The rights will be exercisable only if a person or group acquires 15 percent or more of Claremont's Common Stock or announces a tender offer for 15 percent or more of Claremont's Common Stock. If a person acquires 15 percent or more of Claremont's Common Stock, all rightholders except the buyer will be entitled to purchase Claremont's Common Stock at a discount. The intent is to discourage acquisitions of more than 15 percent of Claremont's Common Stock without negotiations with the Board.

Claremont's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time that the rights become exercisable. Details of the Shareholder Rights Plan are outlined in a letter that will be mailed to all shareholders following the record date.

Claremont Technology Group, a leading systems integration firm, has 18 offices located throughout the United States, Canada and Australia. Through its industry practices, Claremont provides both custom and pre-packaged business solutions to its clients in select vertical markets, including benefit services, communications, financial services, manufacturing and utilities. Business Week named Claremont Technology Group number 44 of 100 Hot Growth Companies for 1997. The Company's headquarters are located in Beaverton, Oregon. For additional information visit Claremont's web site at www.clrmnt.com.